UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant X
Filed by a party other than the registrant ____
Check the appropriate box:
____ Preliminary proxy statement	____ Confidential, for use of the Commission only [as permitted by Rule 14a-6(e)(2)].
X Definitive Proxy Statement.
____ Definitive Additional Materials.
____ Soliciting Material Pursuant to §240.14a-12.
National HealthCare Corporation
(Name of Registrant as Specified in Its Charter)
________________________________________ (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing fee (check the appropriate box):
X No Fee required.
____ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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(4)	Proposed Maximum aggregate value of transaction:
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___	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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100 E. Vine Street

Robert G. Adams

Murfreesboro, Tennessee 37130

Chief Executive Officer

NHC

March 30, 2012

Dear Fellow Shareholder:

It is my pleasure to invite you to attend NHC’s 2012 Annual Meeting of Shareholders.  The annual meeting will be held on Thursday, May 3, 2012 at 4:00 p.m. CDT on the 14th Floor at the City Center in Murfreesboro, 100 E. Vine Street, Murfreesboro, Tennessee.

The Notice of Annual Meeting and Proxy Statement in this mailing describe the business items we plan to address at the meeting.  We also will present a brief report on our business and respond to your questions.

Your vote is very important.  Please take the time to cast your vote regardless of the number of shares you own.  You have the option to cast your proxy vote by telephone (1-800-690-6903) or online at www.proxyvote.com as provided by Broadridge Financial Solutions.  These are quick, cost-effective and easy ways for you to submit your proxy.  If you vote by telephone or via the internet, you do not need to return the enclosed proxy card by mail.  If you prefer to vote by mail, please promptly sign, date and return the enclosed proxy card in the postage-paid envelope provided.

I look forward to seeing you on May 3.

Best regards,

2

NHC

100 E. Vine Street

Murfreesboro, TN  37130

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2012 Annual Meeting of the Shareholders (the “Meeting”) of National HealthCare Corporation (“NHC” or the “Company”) will be held on the 14th Floor of the City Center at 100 E. Vine Street, Murfreesboro, Tennessee, on Thursday, May 3, 2012, at 4:00 p.m. CDT.  At the meeting, we will vote on the following items and any other matters that are properly presented at the meeting:

1)  Reelect two directors;

2)  Vote on a shareholder proposal presented in Proposal II to declassify the Board of Directors of the Company; and

3)  Transact such other business as may properly come before the meeting or any continuances of it.

The nominees for reelection as directors are J. Paul Abernathy and Robert G. Adams.  These nominees currently serve as directors of the Company.

The Board of Directors (the “Board”) has chosen the close of business on Friday, March 9, 2012 as the record date (the “Record Date”) for the determination of shareholders who must be notified of and who are eligible to vote at the meeting or at any postponement or adjournment of the meeting.

Please use the toll-free phone number or vote online at www.proxyvote.com (provided by Broadridge Financial Solutions) or sign, date, and return the proxy card promptly in the enclosed envelope.  All proxy materials are also available via the website at www.nhccare.com.  If you attend the Meeting, you may vote in person even if you have previously mailed a proxy card.

As authorized by the Board of Directors,

John K. Lines
SVP, General Counsel & Secretary

March 30, 2012

Murfreesboro, TN

Your Vote is Important!

NHC

--------------------------

100 E. Vine Street

Murfreesboro, Tennessee 37130

--------------------------

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE MEETING

Why are you receiving these proxy materials?

We are providing these proxy materials to you because NHC’s Board of Directors is asking (or soliciting) shareholders to provide proxies to be voted at our 2012 Annual Meeting of the Shareholders.  The Meeting is scheduled for May 3, 2012, and your proxy will be used at the meeting or at any adjournment or postponement of the Meeting.  In this Proxy Statement, we refer to National HealthCare Corporation as “NHC,” “we,” “our” or the “Company.”

What is a proxy?

A proxy is a legal designation of another person to vote your shares.  You may authorize the other person by phone or via an Internet website.  You also may do so in writing by filling out your proxy card if you hold shares in your own name.  If you hold shares through a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials.  Most brokers offer voting by mail, by completion of a voting instruction card, by telephone or via the Internet.

When is this Proxy Statement (with Annual Report) being mailed?

This Proxy Statement and the proxy card are first being sent to shareholders on or near March 30, 2012.  A copy of the Annual Report on Form 10-K for the Company for the year ended December 31, 2011, including audited financial statements, is also enclosed.

Are the proxy materials available on the Internet?

A full set of proxy materials is available on the NHC website at www.nhccare.com.  Just click on the button labeled “2012 Proxy Materials” after clicking on the “Investor” tab.   Our Company maintains the confidentiality of shareholders who use our website.  We do not utilize “cookies” or other tracking features on the NHC website.

How can you vote?

You may vote by using the toll-free number or via the Internet at www.proxyvote.com.  Your proxy card includes instructions for using these quick, cost-effective and easy voting methods.  You also may simply fill out, sign and date your proxy card and mail it in the prepaid envelope included with these proxy materials.  If you vote by telephone or the Internet, do not return your proxy card by mail.  You will need to follow the instructions when you vote using any of these methods to make sure your vote will be counted at the meeting.  You also may vote by submitting a ballot in person if you attend the meeting.  However, we encourage you to vote by proxy card, by telephone or via the Internet even if you plan to attend the meeting.  If you hold shares through a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials.  Most brokers offer voting by mail (with the completion of a voting instruction card), by telephone and the Internet.  If you hold shares through a broker or other nominee and wish to vote your shares at the meeting, you must obtain a legal proxy from your broker or nominee and present it to the inspector of election with your ballot when you vote at the Meeting.

Can I revoke my proxy?

You have the power and right to revoke the proxy at any time before the Meeting.  A proxy may be revoked by filing with the Secretary of the Company (i) a written revocation or (ii) your proxy with a later date than the prior proxy. Furthermore, if you attend the Meeting, you may elect to vote in person, thereby canceling the proxy.

Who is entitled to vote at the meeting?

All shareholders who held shares of common stock or preferred stock at the end of the business day on the Record Date (March 9, 2012) are entitled to receive notice of and to vote at the meeting.

Who attends the Meeting?

Shareholders (or their authorized representatives) and our guests are invited to attend the Meeting.

How will your shares be represented at the meeting?

At the Meeting, the officers named in the proxy card will vote your shares in the manner you requested if you correctly submitted your proxy.  If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as our Board of Directors recommends, which is:

“FOR” the reelection of each of the nominees for director named in this Proxy Statement; and

“AGAINST” the shareholder proposal presented in Proposal II.

Are there any other matters to be addressed at the Annual Meeting?

We know of no other matters to be brought before the Annual Meeting, but if other matters are brought up before or at the meeting, the officers named in your proxy would take action in their judgment in the best interests of our Company and its shareholders.

How many shares will be voted at the Meeting?

All shareholders who hold shares at the end of the business day on the Record Date are entitled to vote at the Meeting.  The outstanding voting securities of the Company as of March 9, 2012, consisted of 13,982,788 shares of common stock, par value $.01 per share ("Common Stock") and 10,838,490 shares of Series A Convertible Preferred Stock, par value $.01 per share (“Preferred Stock”).  Each holder of shares of Common Stock is entitled to one vote per share on all matters properly brought before the Meeting.  Each holder of a share of Preferred Stock has the right to one vote for each share of Common Stock into which such share of Preferred Stock can be converted.  The number of shares of Common Stock distributed upon conversion of a share of Preferred Stock is currently .24204. Shareholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

What constitutes a quorum for the Annual Meeting?

The holders of a majority of the voting power of the shares of Common Stock and Series A Convertible Preferred Stock outstanding on the Record Date, together as a single class, will constitute a quorum at the Meeting.  Shares of Common Stock and Preferred Stock represented in person or by proxy at the Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Meeting) will be tabulated by the Company's Secretary who will determine whether or not a quorum is present.

How many votes are required for the proposals?

Our Company’s bylaws provide that directors are “elected by a plurality of the votes cast at the Annual Meeting of the Shareholders or at a special meeting of the shareholders called for that purpose.” The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal.

How will abstentions be counted?

Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not be counted as votes on such matter.

What is a broker non-vote and how is it counted?

If a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.  Accordingly, a "broker non-vote" may effect establishment of a quorum, but, once a quorum is established, will have no effect on the voting on such matter.

Are there any dissenters’ rights or appraisal rights with respect to any of the proposals described in this Proxy Statement?

There are no rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

Are there any shareholders that beneficially own more than 5% of NHC’s stock?

The following information is based upon filings made by the persons or entities identified below with the Securities and Exchange Commission (“SEC”).  Except as set forth below, on March 9, 2012, no person or entity was known to us to beneficially own more than 5% of the outstanding Common Stock or Preferred Stock.

Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership of Common Stock	Percent of Class(1)	Amount & Nature of Beneficial Ownership of Preferred Stock	Percent of Class

National Health Corporation (2) P. O. Box 1398 Murfreesboro, TN 37133	1,578,815(3)	11.0%	1,271,147	11.7%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,044,455(4)	7.4%	-	-
Dorothy B. Adams 5380 Gulf of Mexico Dr., Ste. 105 Longboat Key, FL 34228	1,002,064(5)	7.1%	792,092	7.3%
W. Andrew Adams 222 Robert Rose Drive Murfreesboro, TN 37129	810,973(6)	5.7%	518,589	4.8%
Robert G. Adams 100 E. Vine Street, Suite 1400 Murfreesboro, TN 37130	592,887(7)	4.2%	662,789	6.1%
The Adams Group 5380 Gulf of Mexico Dr., Ste. 105 Longboat Key, FL 34228	139,312(8)	1.0%	575,578	5.3%

(1)  Each share of Series A Convertible Preferred Stock is convertible into .24204 of a share of Common Stock at any time at the option of the holder.  The percentages shown are based on 13,982,788 shares of Common Stock outstanding plus, as to each individual and group listed, the number of shares of

Common Stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming the exercise of options that are exercisable within 60 days and assuming the conversion of the Preferred Stock held by such holder (but not the conversion of Preferred Stock by any other holder).  The percentage shown for the Preferred Stock is based on 10,838,490 shares of Preferred Stock outstanding.

(2)  National Health Corporation is owned solely by the National Health Corporation Leveraged Employee Stock Ownership Plan & Trust.  Its Board of Directors is composed of D. Gerald Coggin, Jeffrey R. Smith and Michael Ussery, all of whom disclaim any beneficial ownership thereof.

(3)  This number includes 307,668 shares issuable upon conversion of the Preferred Stock.

(4)  These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)  This number includes 191,717 shares of Common Stock that could be obtained from the conversion of the Preferred Stock.

(6)  This number includes 45,450 shares in stock options outstanding to Mr. W. A. Adams and 125,519 shares issuable upon conversion of the Preferred Stock.

(7)  This number includes 67,500 shares in stock options outstanding to Mr. R. Adams and 160,421 shares of Common Stock that could be obtained from the conversion of the Preferred Stock.

(8)   This number is solely comprised of shares of Common Stock that could be obtained from the conversion of the Preferred Stock.

PROPOSAL I

ELECTION OF DIRECTORS

Pursuant to our Articles of Incorporation, the directors are divided into three groups.  Each group is elected for a three-year term and only one group is up for election each year.  At its February 16, 2012 meeting, the Nominating and Corporate Governance Committee voted to nominate two directors for reelection to the Board, each to serve a term of three years or until their successors are duly elected and qualified.  These currently serving directors are J. Paul Abernathy and Robert G. Adams.  They were unanimously approved on motion made by Mr. Burgess and seconded by Mr. Tucker.  Unless authority to vote for the election of directors has been specifically withheld, your proxy holder intends to vote for the election of Dr. Abernathy and Mr. Adams as directors.

If the nominees become unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person(s) as may be determined by the proxy holder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE DIRECTORS.

DIRECTORS OF THE COMPANY

NHC has a seven person Board of Directors.  Directors each serve a three-year term and may be removed from office for cause only.  The following table gives information about our directors:

Name and Address of Directors	Age	Position	Expiration of Term

J. Paul Abernathy, M.D. 2102 Greenland Dr. Murfreesboro, TN 37130	76	Director	2012
Robert G. Adams 100 Vine St., Ste. 1400 Murfreesboro, TN 37130	65	Director, CEO & Chairman	2012
W. Andrew Adams 222 Robert Rose Drive Murfreesboro, TN 37129	66	Director	2014
Ernest G. Burgess III 7097 Franklin Road Murfreesboro, TN 37128	72	Director	2014
Emil E. Hassan 1704 Irby Lane Murfreesboro, TN 37127	65	Director	2014
Richard F. LaRoche, Jr. 2103 Shannon Dr. Murfreesboro, TN 37129	66	Director	2013
Lawrence C. Tucker 140 Broadway New York, NY 10005	69	Director	2013

J. Paul Abernathy, M.D. (Independent Director) joined the Board in 2003 and is a retired general surgeon.   He was in private practice at Murfreesboro Medical Clinic from 1971 until retirement in 1995.  Previously, he served as a general practice physician for Hazard Memorial Hospital in Hazard, Kentucky.  Lt. Col. Abernathy additionally served as a flight surgeon for the Homestead Air Force Base in Florida and Chief of Surgery for the United States Air Force at Keesler Air Force Base in Mississippi.  Dr. Abernathy twice served as President of the Rutherford County Stones River Academy of Medicine and is a member of the American College of Surgeons.  Dr. Abernathy has a B.S. degree from Middle Tennessee State University and an M.D. degree from the University of Tennessee. From his many years as a practicing physician, Dr. Abernathy brings a unique perspective to the Board on physician matters and the business of health care.  He serves on the Company’s Audit Committee, Compensation Committee and is chairman of the Nominating and Corporate Governance Committee.

Robert G. Adams (Chairman, CEO & Inside Director) has served NHC for 38 years - 18 years as Senior Vice President, 10 years as Chief Operating Officer, 5 years as President, 8 years as CEO and 20 years on the Board of Directors.  He became Chairman of the Board on January 1, 2009 and has been Chief Executive Officer since November 1, 2004.  He has extensive long-term health care experience, including serving NHC as a health care center administrator and Regional Vice President.  As the sole management representative, Mr. Adams provides a unique perspective regarding the business and strategic direction of the Company and brings his experience in all aspects of the Company’s business to the Board’s deliberations.  Mr. Adams has a B.S. degree from Middle Tennessee State University.  He also served on the board of National Health Realty, Inc. from

December 1997 through October 2007.  He is the brother of W. Andrew Adams and brother-in-law of D. Gerald Coggin.

 W. Andrew Adams (Affiliated Director) served NHC as a full-time employee for 32 years and served as its President and CEO until he resigned those positions in 2004, remaining as Chairman of the Board through 2008. At its inception in December 1997, he served National Health Realty, Inc. as President and Chairman of the Board, resigning his position as President in November 2004.  Mr. Adams has been President (through February 25, 2009) and CEO (through February 28, 2011) of National Health Investors, Inc. (“NHI”) since its inception in 1991; he continues as Chairman of the Board.  He previously served on the boards of American Health Care Association, National Council of Health Centers, Assisted Living Concepts, SunTrust Bank, Lipscomb University and the Boy Scouts of America.  Mr. Adams’ years of experience in the health care industry are invaluable to the Board along with his thorough financial acumen and leadership skills.  He received his B.S. and M.B.A. from Middle Tennessee State University.  He is the brother of Robert G. Adams and brother-in-law of D. Gerald Coggin.

Ernest G. Burgess, III (Independent Director) served as NHC’s Senior Vice President of Operations for 20 years before retiring in 1994.  In his past role as Senior Vice President of Operations, he gained significant operational experience in the long-term care business as well as experience with financial and accounting matters.  He has a M.S. degree from the University of Tennessee and is currently the Mayor of Rutherford County, Tennessee.   He brings to the Board unique leadership skills as well as the current government relations experience he has acquired as Mayor.   Mr. Burgess also served on the board of National Health Realty, Inc. from December 1997 through October 2007.   Mr. Burgess has been an NHC director since 1992 and serves on NHC’s Audit, Compensation and Nominating and Corporate Governance Committees.

Emil E. Hassan (Independent Director) joined the Board in April 2004.   In 2004, he retired from the position of Senior Vice President of manufacturing, purchasing, quality and logistics for Nissan North America, Inc.  Prior to joining Nissan, he was with Ford Motor Co. for twelve years, where he held various management positions in engineering and manufacturing.  Mr. Hassan brings to the Board, among other skills and qualifications, years of management and financial experience from his positions with Nissan and Ford Motor Company.  He is the chairman of the Business/Education Partnership of Murfreesboro and Rutherford County and he sits on the board of Middle Tennessee Medical Center.  He is a member of the Society of Automotive Engineers, the Leadership Rutherford Alumni Association, the Leadership Nashville Alumni Association and the Rutherford County Chamber of Commerce.  He is a former board member of the Federal Reserve Bank of Atlanta, Nashville Branch.  Mr. Hassan is chairman of NHC’s Compensation Committee and also serves on NHC’s Nominating and Corporate Governance Committee and Audit Committee.

Richard F. LaRoche, Jr. (Independent Director) served NHC 27 years as Secretary and General Counsel and 14 years as Senior Vice President, retiring from these positions in May 2002. He has served as an NHC Board member since 2002. Mr. LaRoche also serves on the board of Cross Border Resources, Inc. (XBOR: Amex) and is Lead Director, chair of its Corporate Governance Committee and serves on its Audit Committee and Compensation Committee.  He has a law degree from Vanderbilt University (1970) and an A.B. degree from Dartmouth College (1967).  Mr. LaRoche serves as a director of privately held Lodge Manufacturing Company and has previously served on the publicly held boards of National Health Investors, Inc. (1991 through 2008), National Health Realty, Inc. (1997 through 2007) and Trinsic, Inc. (2003 through 2006).  Mr. LaRoche’s long career as former Secretary and General Counsel of the Company, during which time he was responsible for the Company’s finance and development initiatives, provides the Board with invaluable experience in addressing the issues and challenges facing the Company.   He serves on NHC’s Nominating and Corporate Governance Committee, Compensation Committee and as chairman of the Audit Committee.

Lawrence C. Tucker (Independent Director) has been with Brown Brothers Harriman & Co., private bankers, for 43 years and became a general partner of the firm in January 1979.  He served on that firm’s steering committee and was responsible for its corporate finance activities, which included management of the 1818 funds, private equity investing partnerships with originally committed capital of approximately $2 billion.  Within the last five years, Mr. Tucker also served on the boards of Vaalco Energy Inc., US Unwired Inc., Trinsic Inc., Xspedius Communications and Xspedius Holding Corporation.  Mr. Tucker’s experience on several publicly traded company boards provides our Board with a unique national perspective needed for our growth strategy.  His experience and expertise in the financial industry has proven invaluable.   Mr. Tucker has been an NHC director since 1998 and serves on NHC’s Audit, Compensation and Nominating and Corporate Governance Committees.

EXECUTIVE OFFICERS OF THE COMPANY

Officers serve at the pleasure of the Board of Directors. The following table gives information about our executive officers (those not serving on the Board):

Name and Address of Executive Officers	Age	Position

D. Gerald Coggin 100 Vine St., Ste. 1400, Murfreesboro, TN	60	Senior V.P., Ancillary Services & Corporate Relations
Donald K. Daniel 100 Vine St., Ste. 1200, Murfreesboro, TN	65	Senior V.P. & Controller, Principal Accounting Officer
Stephen F. Flatt 100 Vine St., Ste. 1400, Murfreesboro, TN	56	President
David L. Lassiter 100 Vine St., Ste. 600, Murfreesboro, TN	57	Senior V.P., Corporate Affairs
John K. Lines 100 Vine St., Ste. 1400, Murfreesboro, TN	52	Senior V.P., Secretary & General Counsel
Julia W. Powell 100 Vine St., Ste. 800, Murfreesboro, TN	62	Senior V.P., Patient Services
Charlotte A. Swafford 100 Vine St., Ste. 1100, Murfreesboro, TN	64	Senior V.P. & Treasurer
Michael Ussery 100 Vine St., Ste. 1400, Murfreesboro, TN	53	Chief Operating Officer

D. Gerald Coggin (Senior Vice President, Ancillary Services & Corporate Relations) has been employed by NHC since 1973.  He served as both a health care center administrator and Regional Vice President before being appointed Senior Vice President in 2004.  He received a B.A. degree from Lipscomb University and an M.P.H. degree from the University of Tennessee.  Mr. Coggin is responsible for the Company’s rehabilitation, managed care, hospice, legislative activities, investor and public relations.  Currently he serves on the Boards of MidSouth Bank in Murfreesboro, Tennessee, Lipscomb University in Nashville, the American Heart Association and Leadership Middle Tennessee.  He is the brother-in-law of W. Andrew Adams and Robert G. Adams.

Donald K. Daniel (Senior Vice President & Controller, Principal Accounting Officer) joined the Company in 1977 as Controller and has served as the Principal Accounting Officer since 1993.  He received a B.A. degree from Harding University and an M.B.A. from the University of Texas.

Stephen F. Flatt (President) joined NHC in June 2005 as Senior Vice President-Development.  On January 1, 2009, Mr. Flatt became NHC’s President.  He served as the President of Lipscomb University from 1997 through June 2005 and prior to that President of Ezell Harding Christian School in Nashville and Vice President of Financial Affairs and Institutional Planning at Lipscomb.  Dr. Flatt served on the Board of Directors for the NCAA Division I, as President of the Atlantic Sun Athletic Conference and is a past chair of the Board of Directors of the Tennessee Independent College and Universities Association.  He received his B.A. degree from David Lipscomb College and his M.S. degree and PhD from George Peabody College of Vanderbilt University.

David L. Lassiter (Senior Vice President, Corporate Affairs) joined the Company in 1995.  From 1988 to 1995, he was Executive Vice President, Human Resources and Administration for Vendell Healthcare.  From 1980-1988, he was in human resources positions with Hospital Corporation of America and HealthTrust Corporation.  Mr. Lassiter has a B.S. and an M.B.A. from the University of Tennessee.

John K. Lines (Senior Vice President, Secretary & General Counsel) joined the Company in 2006.  He served as General Counsel of Trinsic, Inc. from May 2005 through August 2006.  Prior to that Mr. Lines was the Assistant General Counsel of Quest Communications International from April 2003 to May 2005.  Prior to April 2003, Mr. Lines acted as General Counsel to several companies including Sorento Networks, Inc., ResortQuest International, Inc. and Insignia Financial Group, Inc. He was also an associate with the law firm of Squire, Sanders and Dempsey. Mr. Lines also serves as a member of the Board of Directors of USA Triathlon and as the Board’s Vice President. Mr. Lines has a B.S. in both Accounting and Finance from Purdue University and a J.D. from Indiana University-Bloomington.

Julia W. Powell (Senior Vice President, Patient Services) has been with the Company since 1974 becoming Senior Vice President, Patient Services in 2004.  She has served as a nurse consultant and director of patient assessment computerized services for NHC.  Ms. Powell has a B.S. in nursing from the University of Alabama, Birmingham, and an M.A. in sociology with an emphasis in gerontology from Middle Tennessee State University. She co-authored Patient Assessment Computerized in 1980 with Dr. Carl Adams, the Company’s founder.

Charlotte A. Swafford (Senior Vice President & Treasurer) has been Treasurer of the Company since 1985.  She joined the Company in 1973 and has served as Staff Accountant, Accounting Manager and Assistant Treasurer.  She has a B.S. degree from Tennessee Technological University.

Michael Ussery (Chief Operating Officer) has been with the Company since 1980.  On January 1, 2009, Mr. Ussery was appointed Chief Operating Officer of NHC.  During his tenure with NHC he has served as Senior Vice President-Operations, Senior Vice President-Central Region, Regional Vice President, and Administrator in multiple locations.  Mr. Ussery also won the top honor of Administrator of the Year in 1989. He was promoted to Senior Vice President, Operations in early January 2005.  Mr. Ussery has a B.B.A. from Notre Dame and an M.B.A. from Middle Tennessee State University.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors held four meetings during 2011.  All directors were present at the regularly scheduled meetings of the Board and of committees on which they served.  The Company strongly urges, but does not require, directors to attend the 2012 Annual Meeting of the Shareholders.  At the 2011 Annual Meeting

all directors were in attendance except W. Andrew Adams.  The NYSE-Amex listing rules require that a majority of the Board be comprised of independent directors.  The Board has identified Dr. Abernathy, Mr. Burgess, Mr. Hassan, Mr. LaRoche and Mr. Tucker as independent directors according to Section 802A of the NYSE-Amex Company Guide.

We believe the traditional board leadership model – with our Chief Executive Officer also serving as Chairman of our Board of Directors – benefits our Company in several ways. A combined Chairman/CEO role helps provide strong, unified leadership for our management team and Board of Directors. Our customers, suppliers and other business partners have always viewed the Chairman/CEO of NHC as a visionary leader in our industry, and we believe that having a single leader for the Company is good for our business. Accordingly, we believe a combined Chairman/CEO position is currently the best governance model for our Company and our shareholders.

Our Board committees, each comprised solely of five independent directors and each with a separate chair, are the Audit, Compensation and Nominating and Corporate Governance Committees.  The Audit Committee oversees the accounting and financial reporting processes, as well as legal and compliance matters and some aspects of the Company’s risk management processes. The Compensation Committee oversees the annual performance evaluation of our Chairman/CEO and, along with the full Board of Directors, is also responsible for overseeing succession planning. The Nominating and Corporate Governance Committee monitors matters such as the composition of the Board and its committees, Board performance and “best practices” in corporate governance.

Our Board’s Audit Committee is responsible for overseeing the risk management function of the Board.  As part of this function, the Audit Committee has appointed a Certification Committee comprised of the Company’s Compliance Officer, Chief Audit Executive, Principal Accounting Officer, General Counsel and Vice President of Treasury to meet quarterly with a designated member of the Board’s Audit Committee.  These officers meet with the designated Audit Committee representative separately and then jointly to report on risk related matters and to ensure proper communication between senior management, the Audit Committee and the full Board of Directors.  While the Audit Committee discharges this responsibility, our entire Board of Directors is also actively involved in overseeing risk management. For example, at each of its meetings, the Board receives a report from the Chair of the Audit Committee and discusses risks that we are currently facing.  In addition, each of our Board committees considers the risks within its area of responsibilities. For example, our Compensation Committee considers risks that may be implicated by our executive compensation programs and, consistent with NYSE-Amex Listing Standards, our Audit Committee considers the impact of risk on our financial position and the adequacy of our risk-related internal controls.

Our directors bring a broad range of leadership experience to the boardroom and regularly contribute to thoughtful discussion involved in effectively overseeing the business and affairs of the Company. We believe the atmosphere of our Board is collegial, that all Board members are well engaged in their responsibilities, and that all Board members express their views and consider the opinions expressed by other directors. We do not believe that appointing an independent board chairman, or a lead or presiding director, would improve the performance of the Board.

On an annual basis, as part of our governance review and succession planning, the Board (led by the Nominating and Corporate Governance Committee) evaluates our leadership structure to ensure that it remains the optimal structure for our Company and our shareholders.  We recognize that different board leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. We believe our current leadership structure—where our CEO serves as Chairman of the Board, the Board is comprised of experienced independent directors, the Board committees are led by independent directors and the independent directors hold regular meetings in executive session—remains the optimal structure for our Company and our shareholders.

The Board publishes the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee on NHC’s website at www.nhccare.com.  Each committee is submitting a report in this Proxy Statement.  Each committee adopted its respective charter, which provides that each committee elects a chairman.  These committee meetings serve as the vehicle for regularly scheduled executive sessions of the non-management directors.  The committee chairman serves as the presiding officer at committee meetings.

The Audit Committee has adopted procedures to receive and address complaints regarding accounting, internal control, and auditing issues.  The full Board has adopted the NHC Code of Conduct and the NHC Valuesline, which are described on the Company’s website (under the tab labeled “Investors”) and in this Proxy Statement on pages 34 and 35.

Finally, we note that the Board has found that Audit Committee member and Chairman Richard F. LaRoche, Jr. meets the SEC definition of audit committee financial expert, and meets the NYSE-Amex definition of an independent director.

BOARD OF DIRECTORS

COMMITTEE REPORTS

Report of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include providing assistance to the Board of Directors in identifying and recommending candidates qualified to serve as directors of the Company, to review the composition of the Board of Directors, to develop, review and recommend governance policies and principles for the Company and to review periodically the performance of the Board of Directors.  The process followed by the Committee is to identify qualified individuals for Board membership and recommend them to the full Board for consideration.  This includes all potential candidates, whether initially recommended from management, other Board members or shareholders of the Company.  Nominations by shareholders should be sent to National HealthCare Corporation, 100 E. Vine Street, Suite 1400, Murfreesboro, Tennessee 37130, Attn: Nominating and Corporate Governance Committee.  Any such nominations by shareholders shall include the candidate’s name, together with appropriate biographical information of the candidate and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 3% of the Company’s Common Stock or Preferred Stock for at least three years as of the date the recommendation is made.  If the appropriate biographical information is provided on a timely basis, the Committee will evaluate shareholder recommended candidates by following substantially the same process, and applying the same criteria, as it follows for candidates submitted by others.

In determining whether to recommend a candidate for the Board’s consideration, the Committee looks at various criteria including diversity, independence, experience, expertise, skills and an understanding of the health care industry, finance and accounting.  The Committee’s evaluation of director nominees includes consideration of their ability to contribute to the diversity of personal and professional experiences, opinion, perspectives and backgrounds on the Board.  Nominees are not discriminated against on the basis of race, color, religion, sex, ancestry, national origin, sexual orientation, disability or any other basis prescribed by law.  The principal qualification of a director is the ability to act successfully on the shareholders’ behalf.  The Committee then evaluates each nominee and does an internal rank ordering.  Because of their experience with the Company, existing Board members are automatically considered by the Committee for reelection.  The Company believes that the collective experience and qualifications of the directors should provide a variety of understanding and abilities that will allow the Board to fulfill its responsibilities.  The Company has not paid a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees.

The Nominating and Corporate Governance Committee met once in 2011 on February 14, 2011, and then held a meeting on February 15, 2012 which resulted in the nominations of J. Paul Abernathy and Robert G. Adams for reelection to the Board at this 2012 Annual Meeting.

Submitted by the National HealthCare Corporation Nominating and Corporate Governance Committee.

J. Paul Abernathy, Chairman
Ernest G. Burgess III
Emil E. Hassan
Richard F. LaRoche, Jr.
Lawrence C. Tucker

Report of the Audit Committee

The Audit Committee met four times in 2011 and has filed the following report.  The Audit Committee engaged Ernst and Young, LLP (“EY”) for the quarterly reviews and the December 31, 2011 audit.

The Company and EY executed an audit engagement letter on May 21, 2009 and EY was engaged as the Company’s independent registered public accounting firm on May 21, 2009.  The Company has executed engagement letters for each subsequent year.  In deciding to engage EY, the Audit Committee reviewed auditor independence and existing relationships with EY and concluded that EY has no relationship with the Company that would impair its independence. The three year engagement with EY has now expired and an extension is being negotiated.  Representatives of EY will attend the Meeting, have an opportunity to make a statement if they desire, and be available to answer questions from the shareholders.

During 2011, the Audit Committee reviewed the Company's financial reporting process on behalf of the Board of Directors and shareholders. Management has the primary responsibility for the preparation of financial statements in the reporting process. The Company's independent registered public accounting firm is responsible for expressing an opinion on the conformity of NHC's financial statements with U.S. generally accepted accounting principles, as well as attesting to the effectiveness of NHC’s internal control over financial reporting.  The Audit Committee completed its annual self-assessment evaluation, the senior management assessment, the internal auditor assessment and the external auditor assessment and summarized those assessments for 2011 at its February 16, 2012 meeting.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements, which are included in the materials accompanying this Proxy Statement.  It also meets quarterly in executive session with the Company’s Section 404 compliance officer and EY.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) and as required by SEC and NYSE-Amex rules.  In addition, the Audit Committee has received from the independent registered public accounting firm the written communication required by Rule 3526 of the Public Company Accounting Oversight Board and discussed with them their independence from the Company and its management. Aggregate fees billed for the following categories of services are as follows:

	2010	2011
Audit Fees – EY (1)	$595,620	$619,413
Audit-Related Fees – EY	-0-	-0-
Tax Fees (tax compliance, tax advice and tax planning)	-0-	-0-
All other fees	-0-	-0-

(1)  Fees for services related to the audit of the Company’s consolidated financial statements and internal control over financial reporting, quarterly reviews of the Company’s unaudited interim financial statements and statutory audits of insurance subsidiaries.

The Audit Committee’s Pre-Approval Procedure requires the full Audit Committee to pre-approve any transaction with the Company’s independent registered public accounting firm, which pre-approval was obtained in all applicable cases.

In reliance on the reviews and discussions referred to above and the Restated Audit Committee Charter and legal requirements applicable for 2011, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements and Section 404 attestation report be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission and distribution to our shareholders.

The members of the Audit Committee are listed below.  Each has been determined to be independent and the Chairman to be financially literate pursuant to American Stock Exchange Rule 803B.(2)(a)(iii), which is currently adopted by the NYSE-Amex.  The Board has also found that Audit Committee member and Chairman Richard F. LaRoche, Jr. meets the SEC definition of “Audit Committee Financial Expert.”

Submitted by the National HealthCare Corporation Audit Committee.

Richard F. LaRoche, Jr., Chairman
J. Paul Abernathy, M.D.
Ernest G. Burgess III
Emil E. Hassan
Lawrence C. Tucker

Report of the Compensation Committee

The Compensation Committee, which met one time in 2011, sets the compensation principles for the Company and reviews and establishes the principles for individual compensation levels for the named executive officers.

For the annual executive compensation review, management provides the Compensation Committee with benchmark data for base salary and equity awards; additionally, management uses the web-based Equilar compensation database as a source for benchmark data for the named executive officers.  Equilar draws data from proxy statements and reports filed with the Securities and Exchange Commission.  No other compensation consultants are used by the Committee.

The Company does not have employment agreements with its executive officers.  However, on November 8, 2010, the Board of Directors of the Company approved a form of indemnification agreement to be entered into with each of its directors and executive officers.  The indemnification agreement is a single standard form for each of the Company’s directors and executive officers and supplements and clarifies the Company’s indemnification obligations under its certificate of incorporation and bylaws.  The Company may enter into the indemnification agreement with future directors and executive officers.

The Chief Executive Officer’s compensation is based on his performance in light of the corporate goals and objectives approved by the Committee.  In determining the long-term incentive component of the CEO’s compensation, the Committee considers the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies and the awards given to the Chief Executive Officer in past years.  The Committee meets with the Chief Executive Officer of the Company to discuss the annual evaluation of the CEO’s performance.  Robert G. Adams has been the Chief Executive Officer since November 1, 2004.

The Committee has reviewed  the Compensation Discussion & Analysis (“CD&A”) with management and based on that review has recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into NHC’s Form 10-K.

Submitted by the National HealthCare Corporation Compensation Committee.

Emil E. Hassan, Chairman
J. Paul Abernathy
Ernest G. Burgess III
Richard F. LaRoche, Jr.
Lawrence C. Tucker

COMPENSATION DISCUSSION & ANALYSIS

We believe that our partners (as we call our employees) are the single most important element in our success.  We design our compensation program to be as similar as possible for all partners, irrespective of location, title or responsibilities.  For example, we attempt to mirror the compensation plan for our partners who deliver “hands on” care with the compensation of their center-based supervisors, regional office supervisors and home office supervisors, including the named executive officers of the Company.  The following overview will discuss each element of compensation both as it relates to our partners generally and specifically to our five named executive officers (“Named Executive Officers”).

Historically we have designed and continue to implement a compensation program for all partners with the objective of providing every partner the opportunity to obtain total compensation equal to or higher than individuals in comparable markets or companies providing quality services in long-term health care.

Over time our compensation plan has created elements of compensation in three broad areas: first, current cash compensation; second, equity-related compensation to allow partners to participate in the growth and performance of the Company; and third, post-employment compensation.  Fringe benefits, while not a significant element of our compensation program, are also discussed.

Cash Compensation

1.

Base Salary.  Our partners, including executive officers, are paid a salary which, in keeping with our overriding objective of performance-based compensation, is generally less than the salaries of employees at comparable companies, like Kindred Health, Skilled Healthcare and Sun Health, which are similar companies in the long-term health care industry.  We believe that as a partner has greater opportunity to impact the Company’s overall quality and profitability goals, the percentage of their income derived from base salary should decrease.  In general, we have no employment agreements with our partners, including the Named Executive Officers, other than our center administrators and directors of nursing, who have one-year contracts.  Based on public documents, we believe that base salaries for our Named Executive Officers are below salaries for comparable executive officers at “peer” companies, but our Named Executive Officers are afforded a greater opportunity for performance compensation.

2.

Bonus Compensation.  Our partners, from the hourly workers in the health care centers to the Named Executive Officers, have the opportunity to participate in cash incentive compensation plans.  All of our officers, both Named Executive Officers and other executives, have allocated among themselves the responsibility for predetermined annual Company quality and financial objectives and can earn performance bonuses from the Pool described below.  The Compensation Committee believes that the emphasis on both quality and financial objectives discourages excessive risk taking and that the Named Executive Officers are not rewarded for taking risks beyond those inherent in the Company’s business.

The bonuses to our Named Executive Officers are typically funded from the “NHC Executive Officer Performance Based Compensation Plan” (the “Plan”), which has been in operation in one form or another since 1977.  The current plan was established and approved by our shareholders at the 2007

Annual Shareholders Meeting and then amended at the 2008 and 2010 Annual Shareholders Meetings.  This Plan requires that we achieve a significant annual return for our shareholders prior to any material performance compensation awards.  At the commencement of each calendar year the Board approves a pretax earnings goal in order to insure deductibility for tax purposes.  In 2011, that pretax earnings goal was $65 million (prior to determining the compensation award itself).  If the pretax earnings goal is met for the year, the Pool is formed of two components: first, a base award equal to $4 million and, second, a bonus award calculated as follows:

•

Shareholders must first receive a required return equal to 15% of beginning common equity plus an estimate of the amount of pretax earnings necessary to pay the dividends on preferred stock, after including the expense of the $4 million base award; and

•

An incentive bonus is then allowed equal to 30% of the amount in excess of the required return to shareholders.

The Plan is available for performance compensation to our Named Executive Officers, as well as others, as approved by the Compensation Committee of the Board.  Since the Plan was approved by the shareholders, we are able to fully deduct for tax purposes compensation paid under the Plan. At the conclusion of each fiscal year and after consultation with the CEO, the Board allocates (in accordance with the terms of the Plan) the Pool among the Named Executive Officers and, in consultation with management, among other participants.

The NHC Executive Officer Performance Based Compensation Plan is designed to reward executive officers and other key employees of the Company.  The Compensation Committee recommends and the Board approves an initial allocation of the amounts earned subject to a final allocation made by the Compensation Committee and ratified by the full Board at the end of the fiscal year.  The Committee also considers any stock awards or other compensation paid to our executive officers for that fiscal year.

In making its allocation of the Pool, our Board’s Compensation Committee initially reviews our CEO’s salary and allocates a portion of the bonus to him based on his performance in light of the attainment of the corporate goals and objectives formulated for that fiscal year.  The CEO’s corporate goals include, but are not limited to, (i) quality care, (ii) effective management of the Company’s capital structure, (iii) full compliance with internal control requirements, (iv) effective communication with our Board of Directors and shareholders, (v) succession planning, (vi) long term growth strategies and opportunities, (vii) overall Company financial performance, and (viii) customer and investor satisfaction. For 2011 the Compensation Committee allocated 50% of this pool to the Chief Executive Officer and lesser amounts

(as identified in the Summary Compensation Table) to the other four Named Executive Officers.  Mr. Robert Adams’ “at-risk” bonus compensation is larger than the other Named Executive Officers because of the nature and scope of his leadership responsibilities, the level of accountability for the Company’s overall performance and his greater ability to impact that overall corporate performance.

In addition, Mr. Flatt and Mr. Ussery have the opportunity to earn performance bonuses in amounts as determined in individual plans and payable upon obtaining the goals and objectives of those plans.  Mr. Flatt’s performance plan is based on outcomes related to financial and quality performance, customer satisfaction, technology, and development and construction. Specifically, Mr. Flatt is measured on (i) the financial performance of each of the Company’s healthcare centers, homecare operations and ancillary operations, (ii) the quality of the Company’s operations based upon survey results, CMS 5 STAR ratings for its healthcare centers and other quality of care metrics, (iii) customer satisfaction based on patient and family quality control cards, (iv) technology based upon the installation and implementation of technology improvements within the Company and its healthcare centers and other operations, (v) development based on new construction and acquisitions and meeting or exceeding short and long-term strategic planning goals, and (vi) public policy improvements impacting the lines of business in which the Company operates.  Mr. Ussery’s performance plan is based on outcomes related to quality and financial performance of the various lines of business of the Company as well as customer and partner satisfaction.  Specifically, Mr. Ussery is measured on (i) the quality of the Company’s operations based upon survey results, CMS 5 STAR ratings for its healthcare centers and other quality of care metrics, (ii) the financial performance of each of the Company’s healthcare centers, assisted living facilities and homecare operations, (iii) partner satisfaction based upon partners satisfaction scores and retention rates, (iv) customer satisfaction based upon patient and family quality control cards, (v) the collection of accounts receivable, (vi) achieving occupancy goals, (vii) managing costs and improving operating efficiencies and (viii) pharmacy and parental and enteral performance based upon the financial results of that division of the Company.  The Company has established these individual plans for Mr. Flatt and Mr. Ussery because it believes that implementing measurable goals for these two senior managers is beneficial to the overall performance of the Company.  The amounts paid to Mr. Flatt and Mr. Ussery, calculated as described above, are paid out of the Performance Based Compensation bonus pool and reduces the amount that is available to the other participants in the pool.

Mr. Adams, Mr. Daniel and Ms. Swafford, due to their positions, were held responsible for the performance of Company goals and their allocation of the NHC Executive Officer Performance Based Compensation Plan is determined by the Compensation Committee and ratified by the Board.  In determining the amount to reward Mr. Adams, Mr. Daniel and Ms. Swafford, the

Compensation Committee took into account the total compensation earned by the CEO, Controller and Treasurer at other publicly traded long-term care health care companies, namely Kindred Health, Skilled Healthcare, and Sun Health, to ensure that the amounts paid to each of Mr. Adams, Mr. Daniel and Ms. Swafford are in line with the amounts paid to their peers at other publicly traded long-term care health care corporations.  The Compensation Committee also analyzed and compared the financial performance of comparable companies over the prior three-year period to the performance of the Company.  Based on this analysis, the bonus compensation for Mr. Adams, Mr. Daniel and Mrs. Swafford was allocated as set forth in the Summary Compensation Table.

From time to time our Named Executive Officers have received bonuses out of the Plan to assist in exercising stock options.  The Compensation Committee believes that these payments are appropriate since it is important for the Company’s Named Executive Officers to have ownership in the Company to further align their interests with the interests of the Company’s other shareholders.

Equity Based Compensation

Our equity compensation has historically been based upon traditional stock option grants.  We have maintained shareholder approved stock option plans since 1983.  The most recent plan was adopted in 2010. These plans authorize the Board and its Compensation Committee to issue various types of derivative equity, including stock appreciation rights and restricted stock.  Every stock option we have issued has been with an exercise price set at the trading price of our stock on the NYSE-Amex (or previously the American Stock Exchange) on the stock option’s grant date.  The objective of our stock equity policy is both to reward participating partners for their efforts by sharing in the Company’s stock value increase and, second, to induce partners to remain with us.  We have historically accomplished the latter by granting five year stock options.

Additionally, from time to time the Board has approved the use of part of the bonus allowed under the NHC Executive Officer Performance Based Compensation Plan to be paid as a special cash bonus to participating partners.  In the last five years, cash bonuses have been paid to a group of Board identified “Key Employees” which includes executive officers, department heads, regional staff and certain home office partners, generally 45 to 55 partners in total.

Stock options were last granted from a shareholder approved plan to executive officers and Key Employees in March 2011.  These options have a five-year term and vest thirty days prior to the expiration date – February 29, 2016.  The grant of stock options is recommended to the Compensation Committee by the executive officers.  Historically there have been some stock option grants which were not exercised because they were not “in the money” at the expiration date.  The Company has never re-priced stock options.  We have never had written policies for the issuance of stock options but historically the Committee has, among other factors, taken into account management’s recommendations in approving the stock option grants.  Also, the Committee, upon approval of the grants, has normally authorized management to grant the stock options at their discretion.  The Company has never relied upon either the release of material information or the non-release of material information when issuing the grants.

Retirement and Post Employment Compensation

In keeping with our focus on performance compensation, we also believe in the personal responsibility of the partners to plan for their retirement. To this end, we have long made available a qualified defined contribution plan (the “401(k) Plan”) to all partners, including our Named Executive Officers.   This plan is provided by National Health Corporation.  Qualified plans such as the 401(k) Plan carry with them a limit on the amount of compensation that “highly compensated” employees can defer.  All of our Key Employees are considered highly compensated and thus are greatly curtailed in their ability to contribute to the 401(k) Plan.  Accordingly, the Company offers its highly compensated employees the opportunity to participate in a non-qualified Key Employee Deferred Compensation Plan (the “Key Employee Plan”) provided by a third party.  Both plans offer participants a menu of investment choices.  In the 401(k) Plan, the Company matches the partner’s contributions to the plan in an amount equal to 50% of the partner’s contribution up to 2.5% of their total quarterly compensation.  The 401(k) Plan has an option of investing in our Common and Preferred Stock, but the matching contribution is made irrespective of the investment choices by the partner.

In the Key Employee Plan, the Company will match 15% of a partner’s contribution to the plan only to the extent the partner’s contribution is invested in our stock.  All Company contributions are vested when the participant has been in the plan for eight years.  Four of the Company’s Named Executive Officers, Mr. Adams, Mr. Daniel, Mr. Flatt and Mr. Ussery, made contributions to the third party provided Key Employee Plan in 2011, with the amounts of the Company contribution being disclosed in the Summary Compensation Table and their individual deferrals detailed in the narrative.  All of the Named Executive Officers, except Mr. Flatt, are now 100% vested in the Company match.  The Key Employee Plan is not provided by the Company; it is provided by National Health Corporation.

Fringe Benefits

The following fringe benefits are available to all of our managerial partners, including the Named Executive Officers:

-

Cars are provided to those officers or partners whose job requirements dictate travel in excess of 20,000 miles per year.  None of our Named Executive Officers have such cars.

-

Normal and customary business expenses incurred in the performance of the Company’s duties are reimbursed based upon written guidelines.

-

All full-time partners, whether hourly or salaried, are covered with Company sponsored health insurance and must individually pay a portion of the premium for the plan in which they enroll.  In addition, all benefit eligible employees are provided with a life insurance component, the premium of which is paid for all employees by the Company.

2011 SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compen-sation ($) (3)	All Other Compen-sation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(f)	(g)	(i)	(j)
Robert G. Adams CEO (5)	2011 2010 2009	130,000 134,500 134,800	2,151,021 2,036,862 3,410,043	141,609 8,728 52,357	0 0 0	15,611 16,798 16,820	2,438,241 2,196,888 3,614,020
Donald K. Daniel SVP & Controller, Prin. Acct. Officer	2011 2010 2009	134,423 129,808 125,000	1,465,817 1,361,349 1,197,858	113,581 7,540 16,276	0 0 0	28,053 27,558 28,132	1,741,874 1,526,255 1,367,266
Stephen F. Flatt President (6)	2011 2010	123,584 126,158	464,817 426,349	112,106 4,736	590,827 550,000	2,898 2,898	1,294,232 1,110,141
Charlotte A. Swafford SVP & Treasurer	2011 2010 2009	134,423 129,808 125,000	1,465,817 1,361,349 1,197,858	112,106 4,736 12,029	0 0 0	3,111 48 70	1,715,457 1,495,941 1,334,957
Michael Ussery Chief Operating Officer	2011 2010 2009	130,561 127,108 121,808	490,817 476,349 312,295	112,106 4,736 9,623	615,430 554,552 515,172	15,398 14,348 16,032	1,364,312 1,177,093 974,930

(1)

These bonus amounts were earned pursuant to the NHC Executive Officer Performance Based Compensation Plan as discussed in the CD&A on pages 17-20.

(2)

All of our Named Executive Officers were granted stock options in 2011. Option awards have been computed in accordance with ASC Topic 718, Compensation-Stock Compensation in this column.

(3)

Mr. Flatt and Mr. Ussery have individual performance plans based on quality, financial and growth goals of the Company.

(4)

The amounts listed in the All Other Compensation column are comprised of the Company match to the Named Executive Officers’ 401(k) Plan, Key Employee Deferred Compensation Plan and group term life insurance benefit ($48.36 each). Mrs. Swafford did not receive a match in the deferred compensation plan.  Mr. Adams received a $3,062 match to his 401(k) Plan and $12,500 to the deferred compensation plan account. Mr. Daniel received a match of $3,005 to his 401(k) Plan account and $25,000 to the deferred compensation plan account.   Mr. Flatt received a $2,100 match to his 401(k) Plan and $750 to the deferred compensation plan account.  Mrs. Swafford received a match of $3,062 to the 401(k) Plan.  Mr. Ussery received a match of $2,450 to the 401(k) Plan and $12,900 to the deferred compensation plan account.

(5)

Robert G. Adams is also a director of NHC but receives no compensation as a director.

(6)

Stephen F. Flatt was not a Named Executive Officer in 2009.

During 2011, Mrs. Swafford deferred $7,350 under the 401(k) Plan and did not defer any compensation under the non-qualified deferred compensation plan. Mr. Adams deferred $166,667 under the non-qualified deferred compensation plan and $22,000 under the 401(k) Plan.  Mr. Daniel deferred $166,666 under the non-qualified deferred compensation plan and $8,180 under the 401(k) Plan.  Mr. Flatt deferred $5,000 under the non-qualified deferred compensation plan and $15,600 under the 401(k) Plan.  Mr. Ussery deferred $86,000 under the non-qualified deferred compensation plan and $18,420 under the 401(k) Plan.

For additional details on non-qualified deferred compensation (Key Employee Plan), please see the details in the table so identified.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Secur-ities Under-lying Options (#) (j)	Exer-cise or Base Price of Option Awards (S/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($/Sh) (l)
		Thres- hold ($) (c)	Target ($) (d)	Maxi- mum ($) (e)	Thres-hold (#) (f)	Target (#) (g)	Maxi- mum (#) (h)
Robert G. Adams	3-1-11	0	0	0	0	0	0	75,000	46.69	546,270
Donald K. Daniel	3-1-11	0	0	0	0	0	0	60,000	46.69	437,016
Stephen F. Flatt	3-1-11	460,216	590,827	600,000	0	0	0	60,000	46.69	437,016
Charlotte A. Swafford	3-1-11	0	0	0	0	0	0	60,000	46.69	437,016
Michael Ussery	3-1-11	469,800	615,430	625,000	0	0	0	60,000	46.69	437,016

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Robert G. Adams	75,000	46.69	2-29-16
Donald K. Daniel	60,000	46.69	2-29-16
Stephen F. Flatt	60,000	46.69	2-29-16
Charlotte A. Swafford	60,000	46.69	2-29-16
Michael Ussery	60,000	46.69	2-29-16

2011 OPTIONS EXERCISED AND STOCK VESTED

	Option Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)(1)
Robert G. Adams	10,000	106,400
Donald K. Daniel	8,000	85,120
Stephen F. Flatt	8,000	85,120
Charlotte A. Swafford	8,000	85,120
Michael Ussery	8,000	85,120

(1)  The amount in column (c) is the difference between the market price of the underlying securities at exercise and the exercise or base price of the options.

2011 PENSION BENEFITS

The Company does not offer any pension benefit plans; thus this table is not utilized.

2011 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY (1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(1) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Robert G. Adams CEO	$166,667	$12,500	-	0	-
Donald K. Daniel SVP & Controller	166,666	25,000	-	0	-
Stephen F. Flatt President	5,000	750	-	0	-
Charlotte A. Swafford SVP & Treasurer	0	0	-	0	-
Michael Ussery Chief Operating Officer	86,000	12,900	-	0	-

(1) The Key Employee Plan is not provided by the Company and as such the Company has no responsibility for Aggregate Earnings or the Aggregate Balance. While the Company funds and expenses the contributions to the Plan, the Company is not obligated to pay the executive the Aggregate Balance of the nonqualified deferred compensation account and the Aggregate Balance is not a claim on the Company’s assets.  Therefore, no amounts are reported under these columns. See the second paragraph under “Retirement and Post Employment Compensation” of the CD&A, starting on page 21.

The Company’s only non-qualified deferred compensation plan has been previously described under the heading “Retirement and Post Employment Compensation” on page 21.  The above table indicates that four of the five Named Executive Officers contributed to the plan during 2011, although all five have participated in one or more years.  The amounts set forth in column (b) in the 2011

Nonqualified Deferred Compensation Table above are included in the Summary Compensation Table in columns (c) and (d).

DIRECTOR COMPENSATION

Our principles of directors’ compensation are aligned with the overall goals and objectives of overall partner compensation.  That is, the directors (as the policy makers for the Company) should be compensated primarily by the quality and financial performance of the Company and only secondarily by cash compensation.  Accordingly, director compensation is divided into two components:

A.

Cash Compensation.  Directors receive cash compensation based on meetings actually attended in person.  The current compensation is $3,000 per regularly scheduled meeting attended and is an amount which was recommended to the Board by the Chief Executive Officer but which may be set at the Board’s discretion.  Since 2002, the Company has also chartered and created three Board committees: the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee.  Beginning in 2008, the Chairman of the Audit Committee received an additional fee of $8,000 per year and the Chairmen of the Compensation and Nominating and Corporate Governance Committees each received an additional fee of $4,000 per year.  No additional payments are typically made to either committee members or the chairman of these committees.

B.

Equity Awards.  Under the 2005 Plan approved by the Company’s shareholders, directors received a five-year stock option to purchase 15,000 shares of Common Stock, granted and issued on the day of the Annual Meeting of the Shareholders each year with an exercise price set at the closing price of NHC’s Common Stock on that day. Such options expire at the end of five years and vest immediately upon grant.  The 2010 Plan initially provided that instead of the stock option grant, each non-employee director would receive 5,000 shares of restricted stock.  Such restricted stock vests 20% each year for five years.  Subsequently, on February 14, 2011, the 2010 Plan was amended to provide that directors who are not executive officers will receive a five-year stock option grant to purchase 7,500 shares of the Common Stock to be granted and issued on the day of the Annual Meeting of Shareholders each year with an exercise price set at the closing price of NHC’s Common Stock on that day.  Such options will expire at the end of five years and vest immediately upon grant.

On February 11, 2011, the Compensation Committee, upon the recommendation of the Chief Executive Officer decided to grant each non-employee director a cash bonus of $115,000 to encourage the exercise of outstanding options held by such Board members.  The cash bonus is only paid if the director uses the bonus to pay the exercise price and tax obligation incurred upon the exercise of outstanding options.  The reason for this bonus was to encourage the Board members to exercise the full amount of their outstanding options and thus increase their ownership in the Company.  The Company believes that it helps align the directors’ interest with that of the shareholders by encouraging increased stock ownership.  The Board annually reviews its total compensation package in light of compensation paid to directors of comparable health care companies and has found its compensation comparable with similar companies.  The Board, in its reviews of its total compensation, took the bonus described above into account when comparing its compensation to the compensation paid to directors of comparable health care companies.

2011 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compen-sation ($) (2)	Total ($)
(a)	(b)	(d)	(g)	(h)
J. Paul Abernathy, M.D.	16,000	44,782	115,000	175,782
W. Andrew Adams	12,000	44,782	115,000	171,782
Ernest G. Burgess III	12,000	44,782	115,000	171,782
Emil E. Hassan	16,000	44,782	115,000	175,782
Richard F. LaRoche, Jr.	20,000	44,782	115,000	179,782
Lawrence C. Tucker	12,000	44,782	115,000	171,782

 (1) The directors were granted 7,500 shares in stock options on the date of the Annual Shareholders Meeting – May 9, 2011.  These stock option grants have been computed in accordance with ASC Topic 718, Compensation-Stock Compensation.  Stock option shares unexercised and outstanding include the following: 36,727 shares for Dr. Abernathy, 45,450 shares for Mr. W. Andrew Adams, 49,450 shares for Mr. Burgess, 52,500 shares for Mr. Hassan, 47,400 shares for Mr. LaRoche, and 47,500 shares for Mr. Tucker, of which all may be acquired upon the exercise of stock options granted under the Company's 2005 Stock Option Plan or 2010 Stock Plan.

(2) Outside directors were each awarded a $115,000 bonus to exercise outstanding stock options on February 14, 2011.

From time to time the Board may form independent committees.  These committees are empowered to retain outside advisors and pay themselves additional compensation for their work.  Mr. Robert G. Adams, as CEO of the Company, receives no compensation for service on the Board of Directors.  Directors Abernathy, W. A. Adams, Burgess, Hassan, LaRoche and Tucker each attended four regular Board meetings in 2011, receiving $3,000 per meeting.

The Company’s directors do not participate in any other compensation plans or programs of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee were officers or employees of the Company at any time during 2011.  Mr. Burgess served as NHC’s Senior Vice President of Operations for 20 years before retiring in 1994 and Mr. LaRoche served 27 years with NHC as Secretary and General Counsel (14 years as

Senior Vice President) before retiring in May 2002. None of the members of our Compensation Committee have a relationship requiring disclosure by the Company under Item 404 of Regulation S-K other than Mr. Burgess whose daughter serves as the administrator of a center that is an affiliate of NHC in Murfreesboro, Tennessee. During 2011, no executive officer of the Company served as a member of the Board of Directors or compensation committee of any other entity that had one or more executive officers serving as a member of our Board or Compensation Committee.

We have carefully considered these compensation programs, always taking into account shareholders' concerns and feel that our programs and the compensation which they produce for not only our Named Executive Officers but also partners in all areas of the Company and its subsidiaries are vital to our continuing efforts to obtain and retain our partners and improve our competitive position.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 as amended requires officers, directors, and persons who own more than 10% of the Company's equity securities to file statements of changes in beneficial ownership (Forms 4 or 5) with the Securities and Exchange Commission (the “SEC”).  Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file, and must make such filings with the SEC within 2 days of any applicable transaction.  The Company reminds all of the officers and directors of this requirement monthly.

To the Company's knowledge and based on the review of the copies of such forms received by it and monthly statements provided by officers and directors, the Company believes that during 2011 all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were filed timely.

SECURITIES OWNED BY DIRECTORS & OFFICERS

The following table presents the security ownership of management, showing the ownership of directors, Named Executive Officers and directors and executive officers as a group as of March 9, 2012:

Name of Beneficial Owner	Amount & Nature of Common Stock Beneficial Ownership(1)(2)(3)	Percent of Class	Amount & Nature of Preferred Stock Beneficial Ownership	Percent of Class
J. Paul Abernathy, M.D., Director	66,013	*	12,388	*
Robert G. Adams, Chairman & CEO	592,887	4.2%	662,789	6.1%
W. Andrew Adams, Director	810,973	5.7%	518,589	4.8%
Ernest G. Burgess III, Director	190,585	1.4%	146,210	1.3%
Emil E. Hassan, Director	98,500	*	-	-
Richard F. LaRoche, Jr., Director	493,988	3.5%	481,061	4.4%
Lawrence C. Tucker, Director	157,500	1.1%	-	-
Donald K. Daniel, SVP & Controller, Prin. Accounting. Officer	318,933	2.3%	141,073	1.3%
Stephen F. Flatt, President	75,708	*	-	-
Charlotte A. Swafford, SVP & Treasurer	294,150	2.1%	152,978	1.4%
Michael Ussery, Chief Operating Officer	154,506	1.1%	37,257	*
Directors & Executive Officers as a Group (15 people)	3,992,871	26.2%	2,313,514	21.3%

* Less than 1%

(1) Assumes exercise of stock options outstanding.  See “Option Plans.” Included in the amounts above are 36,727 shares to Dr. Abernathy, 45,450 shares to Mr. W. A. Adams, 67,500 shares to Mr. R. G. Adams, 49,450 shares to Mr. Burgess, 52,500 shares to Mr. Hassan, 47,400 shares to Mr. LaRoche, 47,500 shares to Mr. Tucker, 54,000 shares to Mr. Daniel, 54,000 shares to Mr. Flatt, 54,000 shares to Ms. Swafford, and 54,000 shares to Mr. Ussery, of which all may be acquired upon the exercise of stock options granted under the Company's  2005 and 2010 Stock Plans.

(2) Assumes conversion of the Preferred Stock held by each holder with respect to their ownership only.  Included in the above are 2,998 shares to Dr. Abernathy, 125,519 shares to Mr. W. A. Adams, 160,421 shares to Mr. R. Adams, 35,389 shares to Mr. Burgess, -0- shares to Mr. Hassan, 116,436 shares to Mr. LaRoche, 34,145 shares to Mr. Daniel, -0- shares to Mr. Flatt, 37,027 shares to Ms. Swafford, and 9,018 shares to Mr. Ussery.

(3) None of the shares owned by members of management or directors have been pledged as security for any obligation except as follows:  97,376 common shares and 468,175 preferred shares by W. Andrew Adams, 25,000 common shares by Ernest G. Burgess III, 116,141 common shares by D. Gerald Coggin, 12,212 common shares by Stephen F. Flatt, 332,152 common shares and 481,061 preferred shares by Richard F. LaRoche, Jr. and 29,000 common shares by Charlotte A. Swafford.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Persons

NHC employs three persons who are immediate family members of directors and/or executive officers as described in this Proxy Statement under the caption “Directors & Executive Officers of Registrant” and who receive in excess of $120,000 in salary and benefits.  J. Buckley Winfree is the son-in-law of Robert

G. Adams and is the Administrator of AdamsPlace in Murfreesboro, Tennessee, a wholly-owned subsidiary of NHC/OP, L.P., a wholly-owned subsidiary of NHC).  Lynn B. Foster is the daughter of Ernest G. Burgess III and serves as Administrator of NHC HealthCare, Murfreesboro, which is managed by NHC.  Both administrators are compensated in accordance with the same standards that are applied to administrators at NHC owned, managed or leased nursing facilities.  Terry L. Leeman is the son-in-law of Robert G. Adams and is the Executive Director of Nutritional Support Services located in Knoxville, Tennessee.

National Health Investors, Inc.

In 1991, NHC formed NHI as a wholly-owned subsidiary.  The Company then transferred to NHI certain healthcare facilities owned by us and distributed the shares of NHI to NHC’s shareholders.  The distribution had the effect of separating NHC and NHI into two independent public companies.  As a result of the distribution, all of the outstanding shares of NHI were distributed to the then NHC investors.  NHI is listed on the New York Stock Exchange and at December 31, 2011, NHC owned 1,630,642 shares (5.9%) of NHI’s outstanding common stock.

On October 17, 1991, concurrent with NHC’s conveyance of real property to NHI, the Company leased from NHI the real property of 40 long-term healthcare centers and three retirements centers.  Each lease was for an initial term originally expiring December 31, 2001, with two additional five-year renewal terms at NHC’s option, assuming no defaults.  During 2000, NHC exercised its option to extend the lease term for the first five-year renewal term under the same terms and conditions as the initial term.

On December 27, 2005, NHC exercised its option to extend the existing master lease on 41 properties for the second renewal term.  The 41 properties include four Florida properties that are leased to and operated by others, none of which we own or control, but for which NHC continues to guarantee the lease payments to NHI under the master lease.  The 15-year lease extension began January 1, 2007 and includes three additional five-year renewal options, each at fair market value.  Under the terms of the lease, base rent for 2007 totaled $33,700,000 with rent thereafter escalating by 4% of the increase in facility revenue over a 2007 base year.  The lease renewal provided for no percentage rent in 2007 since 2007 was the new base year.  The percentage rent is based on a quarterly calculation of revenue increases and is payable on a quarterly basis.  Percentage rent for 2011 was approximately $2,969,000.

National Health Corporation

National Health Corporation (“National”), which is wholly-owned by the National Health Corporation Leveraged Employee Stock Ownership Plan (“ESOP”), was formed in 1986 and served as NHC’s administrative general partner when it operated as a master limited partnership through December 31, 1997. NHC manages five centers for National under a management contract that has been extended until January 1, 2018.

In conjunction with NHC’s management contract, the Company has entered into a line of credit arrangement whereby amounts may be due to or from National from time to time.  The maximum loan commitment under the line of credit is $2,000,000.  The interest rate on the line of credit is 85% of prime and the final maturity is January 1, 2018.  During 1991, NHC borrowed $10,000,000 from National.  The term note payable required quarterly interest payments at 8.5% until December 31, 2007 and at 85% of the prime rate thereafter.  This note was renewed on January 1, 2008, with the entire principal due at maturity in 2018.

National provides payroll services to NHC and provides employee fringe benefits.  We pay to National all the costs of personnel employed for our benefit, as well as an administrative fee equal to 1% of payroll costs.  At December 31, 2011 National owned 1,271,147 shares (or approximately 9.2%) of NHC’s outstanding Common Stock and 1,271,147 shares (or approximately 11.7%) of the outstanding Preferred Stock.  Please refer to Note 3 of the consolidated financial statements of the 2011 Form 10-K for more detail regarding NHC’s relationship with National.

Policies and Procedures for Related Party Persons Review

The Audit Committee of our Board of Directors reviews and evaluates any transaction, arrangement or relationship in which NHC and any of its subsidiaries is a participant and the amount involved exceeds $120,000 in which an executive officer, director, director nominee or 5% shareholder (or their immediate family members) (each of whom we refer to as a “related party”) has a direct or indirect material interest.

The Company’s related party policy is in writing and is a part of the Audit Committee Charter which is published on our website.  A related party transaction reviewed under the policy will be considered ratified if it is approved by the Audit Committee (the “Committee”) after full disclosure of the related party’s interest in the transaction.  As appropriate for the circumstances, the Committee will review and consider:

•

the related party’s interest in the related party transaction;

•

the approximate dollar value of the amount involved in the related party transaction;

•

whether the transaction was undertaken in the ordinary course of the Company’s business;

•

whether the terms of the transaction are proposed to be, or were, entered into on terms no less favorable to the Company than terms that could have been, or have been, reached with an unrelated third party;

•

the purpose of, and the potential benefits to us of, the transaction;

•

whether any alternatives were considered that would not have involved a transaction with a related party; and

•

any other information regarding the related party transaction or the related party in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee may approve or ratify the transaction only if the Committee determines that, under all of the circumstances, the transaction is in the Company’s best interest.  The Committee may impose any conditions on the Company in connection with the related party transaction that it deems appropriate.

PROPOSAL II

SHAREHOLDER PROPOSAL

The Firefighters’ Pension System of the City of Kansas City, Missouri, Trust, a beneficial owner of 100 shares of our Common Stock, intends to submit a resolution to shareholders for approval at the Meeting. We will provide the proponent's address to any shareholder promptly upon receiving an oral or written request. The affirmative vote of a majority of the shares voted at the Meeting is required for approval of the shareholder proposal. The text of the proponent's resolution and supporting statement appear below, printed verbatim from its submission, and we accept no responsibility for it:

“Declassify Board of Directors

National Healthcare Corporation

RESOLVED:  That the shareholders of National Healthcare Corporation (the “Company”) hereby request that the Board of Directors take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections.  The board declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.

Supporting Statement:  We believe the right to hold directors accountable through annual elections is a fundamental shareholder right and a touchstone of corporate democracy.  Directors should be willing to stand on their personal record each and every year, and if the shareholders are not satisfied with the performance of the Company or that director, the shareholders should have the right to communicate their dissatisfaction annually through the election process.

The Company’s Board is divided into three classes of directors serving staggered three-year terms.  This means an individual director faces election only once every three years, and shareholders only vote on roughly a third of the board each year.

Companies often defend classified boards by suggesting that they preserve continuity.  We think continuity is insured through director re-elections.  When directors are performing well they routinely are re-elected with majorities over 95%.

We believe that annual elections can pave the way for improved board sensitivity to important shareholder issues.  In particular, it can help speed the diversification of the Company’s Board and introduce new perspectives.  In addition, a declassified board allows the company to respond quickly to changes by giving the board the ability to appoint more qualified candidates each year.

A declassified board can help give the Company the flexibility it needs as it faces new challenges.  By adopting annual elections, the Company’s Board will be more accountable to shareholders whose interests they are elected to represent.

We urge shareholders to vote FOR this resolution.”

Board Statement in Opposition to Shareholder Proposal

All of the members of our Board recommend that you vote AGAINST this shareholder proposal. The Board believes that the proposal is not in the best interests of NHC and our shareholders and opposes the proposal for the reasons discussed below.

Our Nominating and Corporate Governance Committee, composed entirely of independent directors, regularly evaluates corporate governance issues affecting the Company, including our current classified board structure. In connection with its consideration of this shareholder proposal, the Committee considered the history and purpose of the classified board structure, the current industry environment and the independent research that has been conducted on the effects of a classified board. After careful consideration, the Committee believes that a classified board structure continues to be in the best interests of NHC and our shareholders. Our Board concurs with this belief and recommends that you vote “AGAINST” this proposal.

Accountability to Shareholders.  The shareholder proposal states that the reason for the proposal is to hold our directors accountable to the shareholders.  Our directors have been and continue to be accountable to the Company and its shareholders under the classified board structure. Every director is required to act in accordance with his or her fiduciary duties to the Company and its shareholders, regardless of how often he or she stands for election. The Board has implemented broad measures to ensure accountability of its directors, including the adoption of the Code of Ethics. In addition, the Board requires an annual self-assessment of the Board’s and Committees’ performance, which is led by the Nominating and Governance Committee.  The Board is sensitive to important shareholder issues and has established ways for shareholders to communicate such issues directly to the Board.  Additionally, any director, or the entire Board, may be removed from office at any time if there is "cause" for the removal. As a result, the stability and continuity benefits of a classified board structure described below do not require any sacrifices of director accountability.

Stability, Continuity and Experience.    The classified board structure is designed to provide stability, enhance long-term planning and ensure that, at any given time, there are directors serving on the Board who are familiar with the Company, its business, and its long-term strategic goals. A classified board ensures that a majority of the directors at any time will have prior experience and in-depth knowledge of the Company and its strategic goals. A classified board helps the Company attract and retain highly qualified director candidates willing to invest the time necessary to understand the Company’s operations.  This lasting dedication allows the Company to achieve our strategic goals and provide long-term shareholder value. Abrupt changes in corporate policies based on short-term objectives or the special interests of a select group of shareholders may unnecessarily disrupt these goals and our ability to maximize shareholder value.

The shareholder proposal states that eliminating the classified board can help speed up diversification and introduce new perspectives.  The problem is that if the entire board is replaced at one meeting, you lose the corporate knowledge that is the result of experienced directors that have spent time learning the Company’s business.  We can still have diversification and introduce new perspectives by adding new directors without eliminating the entire board.  A change of up to one third of the board at each annual meeting clearly allows for the introduction of new perspectives.  In addition, the current Board is flexible to face new challenges.  The Board currently has seven members, but can be increased to twelve members at the election of the Board, which allows it to be adaptable when new challenges arise, without losing the knowledge and experience base of the entire Board.

Director Quality.    The classified board structure strengthens the ability of the Company to recruit high quality directors who are willing to make a significant commitment to the Company and its shareholders for the long term. It is particularly important that directors make the commitment to serve for a three-year term given the time required to properly understand the Company’s operations and its industry. Experienced directors who are knowledgeable about the Company’s business are better positioned to make decisions that are in the best interests of the Company and its shareholders. Given the current climate in which many qualified individuals are increasingly reluctant to serve on boards of public companies, the Company believes that it is important to recruit qualified director candidates willing to commit to serve on the Board for at least a three-year period.

Enhanced Independence of the Board.    The Board believes that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-employee directors by providing them with a longer assured term of office, thereby insulating them from pressures from management or special interest groups who might have an agenda contrary to the long-term interests of all shareholders. The current classified board structure permits our directors to act independently and to focus on the long-term interests of the Company and all of its shareholders.

Classified Board Enhances Shareholder Value in the Event of an Unsolicited Acquisition Offer.    Our current board structure reduces our vulnerability to potentially unfair and abusive takeover tactics and encourages potential acquirers to negotiate with our Board. A classified board structure does not preclude unsolicited acquisition proposals. However, by eliminating the threat of imminent removal, it allows the directors to maximize the value of a potential acquisition by giving us time and bargaining leverage to evaluate and negotiate the adequacy and fairness of any takeover proposal and to consider alternatives, including the continued operation of our business.

Voting Recommendation

The affirmative vote of at least a majority of the voting power of the shares present, in person or by proxy, and entitled to vote (excluding broker non-votes) is required to approve the shareholder proposal.  It is intended that, unless otherwise instructed, the shares represented by the proxy will be voted "against" the shareholder proposal to declassify our board of directors.

Shareholders should be aware that approval of the proposal would not in itself declassify the Board of Directors. Approval of the proposal would only advise our directors that a majority of our stockholders voting at the meeting favor a change and would prefer that the Board of Directors take the necessary steps to end the staggered system of electing directors. Consistent with its fiduciary duties, if shareholders voted in favor of the proposal, the Board would reconsider its position with respect to our classified board structure.  Should the Board determine to declassify the Board, under Delaware law, the action would require an amendment to our Articles of Incorporation which must first be approved by our Board and then approved by the affirmative vote of the holders of at least a majority of our outstanding common shares at a subsequent shareholder meeting.  In addition, the Board would need to amend its bylaws to eliminate the staggered Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” APPROVAL OF THE SHAREHOLDER PROPOSAL REGARDING THE DECLASSIFICATION OF OUR BOARD OF DIRECTORS.

SHAREHOLDER COMMUNICATIONS

The Board of Directors has adopted the “NHC Valuesline” program in order to enable employees and shareholders to communicate (on a non-identifiable basis if so desired) with the NHC Compliance Officer, NHC executive officers, and the NHC Board.  The Valuesline toll free number is 800-526-4064 and is answered by an independent contractor who transmits the communication to the Compliance Officer and establishes a date by which the caller can obtain a response to the communication, if so requested.  The Compliance Officer will forward any inquiries to or about executive officers or directors to the Corporate Secretary, who will coordinate any necessary communication and response.  All shareholder communications concerning officers, directors, or corporate board questions are relayed to the Board of Directors.  The Compliance Officer meets at least annually with the Board in Executive Session.

SHAREHOLDER PROPOSALS

Proposals from shareholders intended for inclusion in the Proxy Statement and form of proxy for the 2013 Annual Meeting of Shareholders must be received by the Company on or before November 30, 2012.   Proposals submitted after

November 30, 2012 will be considered untimely for the 2013 Annual Meeting of Shareholders pursuant to SEC Rule 14a-8(e).  Your submission of any proposal will be reviewed in accordance with the procedures found in SEC Regulation 14a-8, which we will supply upon request.  In addition, if the Company is not notified by February 13, 2013 of a proposal to be brought before the 2013 Annual Meeting by a shareholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

EXPENSES OF SOLICITATION

The total cost of this solicitation will be borne by the Company.  The Company utilizes the services of Broadridge Financial Solutions to disseminate its proxy materials.  In addition to use of the mail, proxies may be solicited by directors and officers of the Company personally and by telephone, telegraph, or facsimile transmission.

WEBSITE INFORMATION

The NHC website (www.nhccare.com) contains information on the Company, including public filings such as 10-Qs, 10-Ks, Statements of Beneficial Ownership, press releases and the like.  We also maintain the following documents on the website, all of which we are incorporating herein by reference as though copied verbatim:

- The Restated Audit Committee Charter,

- The Compensation Committee Charter,

- The Nominating and Corporate Governance Committee Charter,

- Valuesline information, and

- The NHC Code of Ethics.

The Code of Ethics has been adopted for all employees, officers and directors of the Company.  If there are any amendments or waivers to the Code of Ethics, it will be published on the website.  To date there have been none.

Copies of any of these documents will be furnished, free of charge, to any interested investor upon receipt of a written request.  Our press releases for at least the last three years can be accessed on the press release page and there are also listings of the various services that the Company provides, a listing of the facilities and their locations, information on long-term care insurance and job opportunities. The website is updated regularly for any SEC filings and press releases.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the Meeting, but if other matters do properly come before the Meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

s/John K. Lines
John K. Lines, Secretary, SVP & General Counsel

March 30, 2012

Murfreesboro, Tennessee

PROXY

NATIONAL HEALTHCARE CORPORATION

100 E. Vine Street, Murfreesboro, Tennessee 37130

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Stephen F. Flatt and/or John K. Lines as Proxies, each of them with power of substitution, to represent and vote on behalf of the undersigned all of the shares of National HealthCare Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at City Center on the 14th Floor, 100 E. Vine Street, Murfreesboro, Tennessee, on Thursday, May 3, 2012, at 4:00 p.m. Central Daylight Time and at any continuances thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the following proposals more fully described in the notice of and proxy statement for the meeting (receipt whereof is hereby acknowledged).

The Board of Directors recommends you vote FOR the following:

1. ELECTION OF	For nominees listed below:	___ For All
DIRECTORS	(1) J. Paul Abernathy
___ Withhold All
(2) Robert G. Adams
___ For All Except

To withhold authority to vote for any individual
nominee(s), mark “For All Except” and write
the number(s) of the nominee(s) on the line
below.
_________________________________

The Board of Directors recommends you vote AGAINST the following proposal: 2. SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS OF THE COMPANY.

____ FOR	____ AGAINST	____ ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

******

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM I AND “AGAINST” ITEM II.

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

_________________________________________ Signature	________________________________ Date
_________________________________________ Signature (Joint Owners)	________________________________ Date